Exhibit 5.1

[Umpqua Holdings Corporation Letterhead]

January 16, 2014

Umpqua Holdings Corporation
One SW Columbia, Suite 1200

Portland, Oregon 97258

Re:          Registration Statement on Form S-4

Ladies and Gentlemen:

I am general counsel to Umpqua Holdings Corporation, an Oregon corporation (“Umpqua”), and am providing this opinion in connection with the Registration Statement on Form S-4 (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 119,175,720 shares of common stock, no par value per share (“Common Stock”), of the Company (the “Shares”) to be issued in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of September 11, 2013, by and between Sterling Financial Corporation, a Washington corporation, and Umpqua (as it may be amended from time to time, the “Merger Agreement”).

In rendering this opinion, I have examined the Registration Statement, the Merger Agreement, the form of proposed Amendment to the Restated Articles of Incorporation of Umpqua that appears as Annex F to the Registration Statement (the “Articles Amendment”) and such corporate records, other documents and matters of law as I have deemed necessary or appropriate.  In rendering this opinion, I have relied, with your consent, upon oral and written representations of other officers of Umpqua and certificates of other officers of Umpqua and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates.  In addition, in rendering this opinion, I have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity of certified copies submitted to me with the original documents to which such certified copies relate and the legal capacity of all individuals executing any of the foregoing documents.

I have also assumed that, prior to the issuance of any Shares pursuant to the Merger Agreement, the Articles Amendment, in the form reviewed by me, will have become effective.

Based on and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that the Shares are or will be, upon issuance, duly authorized and, when the Registration Statement has been declared effective by order of the Commission and if and when the Shares have been issued and paid for upon the terms and conditions set forth in the Registration Statement and the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

The opinion set forth above is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) an implied covenant of good faith and fair dealing.

I express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof. I am a member of the Bar of the State of Oregon. This opinion is limited to the laws of the Oregon and the federal securities laws of the United States as currently in effect, and I express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the references to my name therein, as well as under the heading “Legal Matters” in the related prospectus.  In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Steven L. Philpott
Steven L. Philpott